Exhibit 99.1

PARTICIPANTS

Corporate Participants

Aaron H. Jacoby — Vice President-Corporate Development

Michael J. Stone — President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies

Joseph E. Dondanville — Chief Financial Officer, CAO & Senior VP

Jonathan E. Michael — Chairman, President, CEO & COO

Other Participants

Randy Binner — Senior Vice President & Senior Analyst, FBR Capital Markets

Michael F. Grasher — Managing Director & Senior Research Analyst, Piper Jaffray, Inc.

Matthew J. Carletti — Managing Director & Senior Analyst, JMP Securities LLC

Arash Soleimani — Associate Analyst, Stifel, Nicolaus & Co., Inc.

Doug R. Mewhirter — Research Associate, RBC Capital Markets Equity Research

Adam Klauber — Analyst, William Blair & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome ladies and gentlemen to the RLI Corporation’s Second Quarter Earnings Teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only-mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consists of net earnings after the elimination of after-tax realized investment gains or losses.

RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron H. Jacoby, Vice President-Corporate Development

Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the second quarter of 2011. Joining me for today’s call are Jon Michael, Chairman and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

The format for the call is as follows. I’ll give a brief review of the financial highlights. Then, Mike Stone will talk about the quarter’s operations, then we will open the call to questions. Jon Michael will finish up with some closing comments.

Operating income came in at $1.91, up from $1.52 last year. There were, however, a variety of items that impacted these results positively on balance. First, there was favorable development on prior year’s loss reserves of $43 million, which more than offset spring storm losses of $12 million.  The favorable development spanned each of our segments but was most pronounced in casualty.

Also of note during the quarter, we closed down our acquisition of CBIC. As a result, our top line increased by $10 million, or two months worth of premium. With the addition of CBIC, gross premium grew 10%.

Since Mike will provide more detail on underwriting performance, I’ll jump ahead quickly to investments. Here, we, like the rest of the industry, continue to be challenged by a low interest rate environment. There were no material changes to the asset allocation in the quarter other than the build up of cash, which was temporary as we repositioned the CBIC portfolio we acquired to match the profile of our existing investments.

The investment portfolio total return in the quarter was 2%, through six months, it was up 3.7%.  Add up all the moving pieces and book value per share came in at $41, up 9% from year end.

I will now turn the call over to Mike Stone. Mike?

Michael J. Stone, President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies

Thanks, Aaron, good morning everybody. I think a very good quarter. We continue to execute and thrive in this difficult insurance market and soft economic environment. In our casualty business, our gross written premium was flat for the quarter, our combined ratio was 54.

Our new products, the CBIC package policy that we provide to contractors who’ve produced some $6 million of premium in the quarter and our professional services product line, the architects and engineers, professional liability and now package policy provided some growth of some $2.5 million in the quarter.

Our E&S business are — were our more cyclical businesses, our E&S, GL and commercial umbrella business off some 17% in the quarter or $5 million. And our transportation product is down some 12% or $1.5 million in the quarter.

Pricing is basically fat — excuse me, flat in the casualty lines, I wish it was fat. And as we struggle with the soft insurance market as I indicated and a difficult economic climate. We’re not seeing business growth, we’re not seeing new business opportunities with everybody fighting for their renewals.

Our management liability business, the D&O coverage is different story surprising off some 15% year-to-date as too much capacity chases way too low demand. Overall, we’re expanding our specialty admitted businesses, our professional services, the package policy there and our professional liability and our CBIC packages for contractors, while our E&S is shrinking. This is how we’re trying to manage through this cycle. And so far I think we’re performing very well.

Property, gross written premium up 16% with a combined ratio of 80, a pretty good performance in a very difficult environment with quite a bit of catastrophe loss and a version change in the property model that we continue to work through.

Our reinsurance business was up some 67% or $4 million in the quarter, as we find more opportunities and grow out our footprint in that business. Our E&S property business was up 3%, about $1 million in the quarter. As I indicated the version change has helped to mitigate the cyclical deterioration in this business.

We did have spring storms losses as mentioned by Aaron of some $12 million. Well, these were offset by a takedown on the last remaining Northridge claim of some $6 million. By the way that’s a short-tail line of business, we partly think we’re done and that’s 17 years later.

Our crop business is up some 35% or $6 million in the quarter. While that business is performing well from a topline perspective, the profit picture is a little murky with the drought in the Southwest and the excess of moisture in the Midwest and Mississippi Valley causing us some issues on the profit side. We don’t expect it to be as profitable as last year, but we’re still optimistic that it will produce a profit.

Surety, gross written premium, up some 26% in the quarter or $5.7 million. CBIC contributed some $4.6 million of that in the quarter. Our contract, our staff ROI business in contract commercial miscellaneous oil and gas grew slightly in the quarter. Surety still performing well with a 60 combined ratio, still not seen any adverse trend from the economic slowdown.

On our CBIC integration, it’s moving according to plan. We’ve begun integrating the surety team, enhancing the product mix by offering CBIC products to the RLI agents and vice versa. The property/casualty package product has been analyzed, some enhancements implemented and the product will the offered through the RLI agents in the very near future.

Overall, we see a real upside on the surety and the package products overtime with the integration of this business and being able to offer these products to the RLI agents. We’re pleased with the speed and efficiency of the integration thus far.

As I’ve said a good quarter, a superior quarter with prior year consideration. We continue to outperform, we believe it’s our business model and that’s what makes us different. It’s our underwriting culture and discipline, the underwriter compensation and paying them a percentage of the underwriting profits paid out over the pay off of the particular product, it’s a diversified product mix.

We’ve shifted from — in 2005 where we were about 70% casualty to today we’re 43% casualty to shorter-tail alliance, property and surety that used to be 30%, they are now 57% and we grow by design. This is how we try to manage through the cycle. Organic growth were warranted, talent acquisitions and acquisitions as they present themselves as opportunities as the CBIC did. So overall a very good quarter, a testament to our underwriters and our business model.

And with that I’ll turn it back to Aaron.

Aaron H. Jacoby, Vice President-Corporate Development

Thanks, Mike. We can now open the call up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] We will go first with Randy Binner with FBR Capital Markets.

<Q – Randy Binner – FBR Capital Markets>: Thank you. So I thought your comments on surety were interesting. Obviously, it seems to be a place where you are making a larger allocation of the business. And you commented that the results were good, you are not seeing an impact from the economic slowdown and Travelers also saw some favorable contract surety development in the quarter. So I just like to get some color on the comfort level around that versus a soft patch in the economy and is it — is surety overall holding up well or is it more what you are doing on the underwriting side there?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: This is Mike Stone. Well, it’s what we are doing on the underwriting side. But we think surety — overall, surety industry performance will be pretty good. I don’t think we’ve seen adverse trends that you might expect through this economic downturn. We are very vigilant about this, particularly in the contract size and watching that business and how it’s performed. So, we’ve been through difficult patches in surety in the past both through economic times but also through we think probably, we performed not too well on the underwriting side. We’ve improved our underwriting markedly and I think we are managing through this cycle very well.

I do think as — if things continue to soften that there is a risk in the commercial surety side as well.  That’s where things like Enron came in and that provided a very difficult picture for surety underwriters in the past. So we are vigilant in that area as well and that’s continued to perform probably a little bit better than expected. So overall, we like — obviously, we like surety business.  That’s a big part of why we acquired CBIC.

<Q – Randy Binner – FBR Capital Markets>: Okay. Just a follow-up there, because I think it’s interesting. Just on the contract side, I think — is the dynamic been that a lot of the contractors just were able to build up and maintain cash reserves across the economic patch better than they did last cycle? Because again, intuitively it just seems like it would be more of an issue and it’s not. So I just wanted to flush that out a little bit more and then I’ll drop back in the queue. Thanks.

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: Actually, I think at least from our business standpoint overall, I guess, the rest of the sureties are experiencing a fairly favorable result. What you say is probably correct. But certainly we have done a better job of making sure that the contractors that we have are — that we provide bonds are more financially secure. We do better underwriting from the standpoint of the technical aspects, making sure where their cash reserves are and how well they are managed.

So, at least our contractors have come through this, not without exception, but all in all in pretty good shape. You know, there is not a much room for error in surety. It doesn’t take many losses to turn what’s actually what you think is a pretty good result into a not so good result.

<Q – Randy Binner – FBR Capital Markets>: Understood. Thanks for the comments.

Operator: We will go next to Mike Grasher with Piper Jaffray.

<Q – Michael Grasher – Piper Jaffray, Inc.>: Good morning. Congratulations on the quarter, great quarter. Few questions here, I guess around the property losses and the cat-exposed property, has that resulted in any change in sort of your expectation or anticipation on exposure and likelihood of driving through more rate?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: This is Mike Stone. I think rate has been — everybody thinks are going to drive more rate, it doesn’t look like that’s really happening. We’re getting a little bit of rate on the wind business, actually a bit of rate deterioration on the DIC business.

A lot of the storm is — certainly the storms that we experienced are with spring storms that are little less susceptible to modeling. Certainly, the RMS, the version change is I think bullied rates a bit maybe not as much as we first anticipated as people kind of try to figure out how to manage through that.

So all in all, I think we’ve done the analytical look at our cat business and we do that on a very regular basis and feel comfortable with our exposures and how they are being managed. So we don’t look at it just on a model basis, but we also look at it on a actual exposure basis and how much we have in various zones and how we manage that.

So all in all, I think we are comfortable with our catastrophe business and exposure and also I think rates again without some events, I am not real optimistic that rates will move north.

<Q – Michael Grasher – Piper Jaffray, Inc.>: Okay, fair enough. And then just around casualty, I think you mentioned that pretty much flat here with the competition, is it — the competition more standard lines, are standard carriers coming in and then is it more pricing or is it terms and conditions that maybe they are offering?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: It’s Mike Stone. Certainly, there is no want of competition. Some of the standard lines companies are obviously moving into the — what was the surplus lines space in the hard market and just by the sheer depth of being a — an admitted product their terms and conditions are more expansive than what we’re able to provide as a surplus lines carrier, what we can provide as a surplus lines carrier.

But there are certainly plenty of competition from the surplus lines companies as well. I think what you see in our casualty business is we’re — we all are fighting for our renewal and working hard to keep them and there is just not a whole lot of new business out there certainly for our underwriters.

<Q – Michael Grasher – Piper Jaffray, Inc.>: And did you mention what it was on the renewals that you are seeing. I mean, you are getting push back for single-digit rate increases. Are you able to drive through the single-digit rate increases?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: It’s about — it’s basically flat. It’s been basically flat from the last couple of quarters, five points here, five points there. It depends on what the renewal is, it depends on the quality of that individual renewal, but on an aggregate basis we have been pretty flat.

<Q – Michael Grasher – Piper Jaffray, Inc.>: Okay. And then final question would be just around the CBIC business. Is there any way we can gain some perspective on the products, the surety product and then C&P, how maybe they are different and what your existing product line-up looks like? And what it means for the RLI agent force?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: Well, on the — I mean, it’s Mike Stone. On the surety side, they really operated in a — with smaller contractors and they had some products that are very marketable to smaller contractors, an SBA product, a product that went through contractors that were doing 500,000, million single aggregate jobs — with fairly small contractors that we — were not really as good at. So we’re going to be able to offer those products into our agency force. And we’re going to be able to offer a larger limit product to the CBIC agent. So there is really opportunities both ways.

And then on the package policy, we don’t have a package policy in the contractor space. So this provides an opportunity for us to rollout the package policy to our surety agents and we have a significantly larger number of contract bonds and the CBIC. So as we roll this out to additional geographies, we expect to gain some traction with that product.

<Q – Michael Grasher – Piper Jaffray, Inc.>: Okay. That’s very helpful. Any take — have you taken a stab at sort of what you’re sort of projecting for the cross-sale opportunity here with regard to the packaged product?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: We see significant opportunity as we go from — into new space we’ll start to assess on what we think our opportunity is going to be. But right now on an overall basis we’re trying to get the product enhancement in place and talk to our production sources, our agency groups and get a sense of where we are headed. So, it’s still early for that.

<Q – Michael Grasher – Piper Jaffray, Inc.>: Okay. Fair enough. Thanks.

Operator: We’ll go next to Matt Carletti with JMP.

<Q – Matthew Carletti – JMP Securities LLC>: Hey, good morning. Thanks. Just a couple questions. One is on the casualty reserve releases in the quarter. Can you give a little more color? I mean, you guys have had strong releases for a while, but I mean the level we saw in the quarter,  even for you guys, was something we haven’t seen in several years. Is there anything unique in the quarter, either we are looking at different accident years or kind of a one-time item that popped it up?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: Matt, this is Joe Dondanville. The casualty releases really took place in the ‘01 to ‘03 and ‘05 to ‘09 years with a large portion being closer to that ‘09 year, where we had reacted pretty conservatively on some habitational problems that we saw on the GL book, and after a couple of years of evaluating it, we have made some revisions down on those loss estimates.

<Q – Matthew Carletti – JMP Securities LLC>: Okay. It’s very helpful.

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: So, on the other causality lines, we’ve seen favorable developments pretty much across the board. Loss trends continue to be favorable.

<Q – Matthew Carletti – JMP Securities LLC>: Okay. And then can you – did you have the accident year loss picks for Q1 and Q2 handy? I mean, I can back off the development. But I know the profit contingent is kind of an expense item that gets in the number you report. So, do you have the – actually just the loss pick handy for casualty?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: It’s around 70.

<Q – Matthew Carletti – JMP Securities LLC>: Okay.

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: And it’d be fairly consistent between the first and second quarter.

<Q – Matthew Carletti – JMP Securities LLC>: Okay. And then last question is on just the crop business. I know Mike commented on kind of this year’s view. If I recall there was a kind of a couple year quota share you entered into and it’s, I think, coming up for renewal sometime in the kind of near intermediate future. How pleased have you been with that kind of entering into that line? Is that something we are likely to see renew or something that didn’t live up to expectations?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: Well, we are in discussions on renewal now. Obviously, we need to get through little bit more this crop year, but we think it’s a good business long-term. So we’ll continue to work on managing that relationship and we look at other opportunities as they come along on the crop business as well.

<Q – Matthew Carletti – JMP Securities LLC>: Okay, great. Thanks a lot.

Operator: We’ll take our next question from Arash Soleimani with Stifel Nicolaus.

<Q – Arash Soleimani – Stifel, Nicolaus & Co., Inc.>: Hi, yes. Couple of quick questions, one just on the expense ratio, I just wanted to make sure, it’s gone up a little higher than we had expected. Is that more related, do you think, to bonus accruals or perhaps is it the CBIC transaction or – I just wanted to get a little bit more color on that please?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: This is Joe Dondanville. It’s both. The CBIC acquisition contributed $1.6 million of that increase for their home office expenses and the other portion $2.1 million is bonus and profit sharing related.

<Q – Arash Soleimani – Stifel, Nicolaus & Co., Inc.>: $2.1 million, okay. And then just the next question. I suppose that your equity allocation had gone down a little bit this quarter, I just wanted to see, is 20% still your long-term target or has that strategy changed at all?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: No, that strategy has not changed and in part, it’s the consolidation of the CBIC portfolio that helped or that contributed to the allocation going down. We will be looking at CBIC portfolio over the next several months to reposition it to match what we are doing in our other lines.

<Q – Arash Soleimani – Stifel, Nicolaus & Co., Inc.>: Okay, great. That’s all from me. Thank you so much.

Operator: We’ll go next to Doug Mewhirter with RBC Capital Markets.

<Q – Doug Mewhirter – RBC Capital Markets Equity Research>: Hi, good morning. Excuse me, looking at your casualty line, assuming if you back out some of the CBIC contribution, it looks like there is a slight downtick in your organic growth, which has sort of been the norm for the past five years or so, is there anything unusual? You said prices were flat. Does that imply that you’re still, I guess, booking on a written basis at least a downward trend in exposure units, or is – there’s so much business mix shifting around that it’s hard to look at it that way, looking from an economic perspective?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: This is Joe Dondanville. Line by line there are certain lines like GL in which our exposure units are going down, they continue to go down. And then we have other lines, new product lines like the architect and engineers design program, those are actually going up.

So – but because GL has been our largest line, the impact on the economy on that line still lingering and it has had a bigger impact on overall direction of the book of business. But unit is – exposure units are going down where we are seeing the increases, not a significant rate change that’s driving that number.

<Q – Doug Mewhirter – RBC Capital Markets Equity Research>: Okay, thanks. And I just had a question about your Ag business. Could you go over again the seasonality with the business? I know that you book a large portion of your premiums sort of in the mid-year, but then they earn out in a specific time as well. And also, is there a point in time where you have to, I guess, true up the price and volume and maybe you make a reserve adjustment associated with those contracts?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: This is Joe Dondanville again. On the crop, about 80% of the crop premium, written premium was booked in the second quarter and that season is typically in, starting in April, late April, May through October-November, through the whole growing season, primarily for corn and beans are the two biggest drivers there. As the Ag puts out estimates, we react on those estimates on yield and then monitoring price that drives any changes that we see. But at this point the drought effect and some late planning effect has caused us to book crop at a slightly higher than their average, their historical average. And I think just recently we received the final crop numbers for 2010 crop year. So it pretty much flushes itself out within a one year period.

<Q – Doug Mewhirter – RBC Capital Markets Equity Research>: Okay, thanks. That’s all my questions.

Operator: [Operator Instructions] We will go next to Adam Klauber with William Blair.

<Q – Adam Klauber – William Blair & Co. LLC>: Good morning. Thank you. Could we maybe get some more color on the reserve, favorable reserve development? How big of a factor was that the release in the habitational, would you say, it’s more than a third of the release, say?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: It’s probably in that third ballpark. It’s one of the largest pieces.

<Q – Adam Klauber – William Blair & Co. LLC>: Okay. Okay. And then just from that, it sounds like you are seeing pretty good development in more recent years. Does that account for also some of the step up in favorable reserve releases?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: Well, we do have development going back to 2001 and 2004 on the casualty as well. So it’s not all the most recent years, but 2006 through 2009, are also seeing some favorable development as well. So it’s kind of across the board in all years and that the loss trends have been favorable.

<Q – Adam Klauber – William Blair & Co. LLC>: Okay. And just from a process standpoint being mid-year, did you do more of a significant review? I mean, you obviously look at them on a quarterly basis, but did you do bit more of a mid-year review on them?

<A – Joseph Dondanville – Chief Financial Officer, CAO & Senior VP>: Well, our processors do detail reviews starting in the second quarter, third and fourth and we do not do a detail review in the first quarter.

<Q – Adam Klauber – William Blair & Co. LLC>: Okay. Okay, so that helps out. And then on the property, which you’ve talked about a bit, could you be more specific where the growth opportunities in the property area are?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: It’s Mike Stone. We certainly grew our RLI Re business and P/C opportunities we build up at that footprint there. Marine was up and certainly the crop business was up.

<Q – Adam Klauber – William Blair & Co. LLC>: And is the Re business, is that more domestic or international?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: No, it’s domestic.

<Q – Adam Klauber – William Blair & Co. LLC>: Domestic, okay. And do you see those opportunities in the Re and marine continuing going forward?

<A – Michael Stone – President, Chief Operating Officer, RLI & Mt. Hawley Insurance Companies>: I think our reinsurance business has some legs. It’s got some opportunity to grow. We’re fairly small. We’re going to continue to be small overall, but we’re going to be a specialty player. So there’s some opportunity there. Marine, we’ve spent a lot of time fixing the underwriting on that business. So we think we’re getting there. So, a modest amount of growth as we move forward. Certainly, we need a change in the market for us to see real more significant growth.

<Q – Adam Klauber – William Blair & Co. LLC>: Okay. Thank you very much.

Operator: As there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jonathan E. Michael, Chairman, President, CEO & COO

Thank you, and thank you all for joining us this morning. It was a great quarter with the reserve release, as Mike indicated, and a very, very good quarter even without that release.

Premiums were up 10%, underwriting income $46 million, combined ratio of 65 and it was 89 without the reserve development. Book value was up nearly 9% since year-end. The CBIC acquisition was completed and integration is proceeding smoothly. We continue to be well capitalized and we’re prepared to be opportunistic as the market allows. We had a good quarter, and so thank you for joining us and we’ll talk to you next quarter. Thank you.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 5436380. This concludes our conference for today. Thank you all for participating and have a nice day. All parties, you may now disconnect.

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